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                                                                      Exhibit 12

                 THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (Dollars in millions)


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
                                                                                        Six Months Ended
                                                                                          June 30, 1995
                                                                                         ----------------
Earnings:
   Income from continuing operations before income taxes                                       $214.3
   Add:
      Interest expense - net                                                                    131.0
      Rental expense representative of interest factor                                           10.9
      Preferred dividends of subsidiaries                                                         3.7
      Interest accrued - 50 percent owned company                                                15.7
      Minority interest expense                                                                  10.2
      Other                                                                                       1.5
                                                                                               ------

         Total earnings as adjusted plus fixed charges                                         $387.3
                                                                                               ======

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                                      $131.0
   Capitalized interest                                                                           5.8
   Rental expense representative of interest factor                                              10.9
   Pretax effect of dividends on preferred stock of
      the Company                                                                                 8.8
   Pretax effect of dividends on preferred stock
         of subsidiaries                                                                          5.9
   Interest accrued - 50 percent owned company                                                   15.7
                                                                                               ------

         Combined fixed charges and preferred stock dividend
           requirements                                                                        $178.1
                                                                                               ======

Ratio of earnings to combined fixed charges and
   preferred stock dividend requirements                                                         2.17
                                                                                               ======
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